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                                                                     EXHIBIT 8.3

                                DAVID KING & CO.
                                ATTORNEYS-AT-LAW

FIRST FLOOR                                                  TEL: (246) 427-3174
TRIDENT HOUSE                                                TEL: (246) 426-9246
LOWER BROAD STREET                                           TEL: (246) 436-5973
BRIDGETOWN, BARBADOS     e-mail: daveking@unbeach.net        FAX: (246) 436-9541

                                                                     21 May 2002


Weatherford International Ltd.
C/o Weatherford International Inc.
515 Post Oak Boulevard, Suite 600
Houston, Texas 77027.

Gentlemen:

         We have acted as Barbados legal counsel to Weatherford International Ltd., a Bermuda exempted company ("Weatherford Bermuda"), in connection with (i) the Barbados income tax consequences of the Merger, as defined and described in the Agreement and Plan of Merger, dated as of May ,2002 (the "Agreement"), among Weatherford Bermuda, Weatherford International, Inc., a Delaware corporation ("Weatherford Delaware"), Weatherford U.S. Holdings, L.L.C., a Delaware limited liability company and a wholly-owned, indirect subsidiary of Weatherford Bermuda ("U.S. Holdings"), and Weatherford Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of U.S. Holdings ("Merger Sub"), and (ii) the preparation of the Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, on April 5, 2002 and as amended on May , 2002 which includes the proxy statement/prospectus (the "Proxy Statement/Prospectus), and (iii) the registration of Weatherford Bermuda as an external company in Barbados under the Barbados Companies Act, Cap 308 of the laws of Barbados and the licensing of Weatherford Bermuda to operate as an international business company in Barbados. This opinion is being furnished to you at your request. We are qualified to practice law in Barbados only and accordingly no opinion is expressed herein as to the laws of any jurisdiction other than Barbados. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

         In connection with this opinion, we have examined the Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations, and covenants made by Weatherford Delaware, Weatherford Bermuda, U.S. Holdings, and Merger Sub. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents

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submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and (iii) that the Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any material respect prior to the effective date of the Merger. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

         In rendering our opinion, we have considered the applicable provisions of Barbados tax law, including existing statutory and regulatory provisions, pertinent judicial authorities, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, and judicial decisions are subject to change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions.

         Although the discussion in the Proxy Statement/Prospectus under the caption "Income Tax Consequences of the Merger - Barbados Income Tax Consequences of the Merger" (the "Discussion") does not purport to discuss all possible Barbados income tax consequences of the Merger, we are of the opinion that, based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Discussion, such Discussion constitutes, in all material respects, a fair and accurate summary under current law of; the anticipated Barbados income tax consequences of the Merger.

         This opinion addresses only the matters expressly set forth in this letter, and no other opinion is to be implied or inferred. Further, there can be no assurances that the opinion expressed herein will be accepted by the Barbados Department of Inland Revenue - or, if challenged, by a court. The opinion is expressed as of the date hereof, I and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (h) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

         This letter is furnished to you for use in connection with the Merger, as described in the Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Income Tax Consequences of the Merger - Barbados Income Tax Consequences of the Merger" and

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"Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                             Sincerely,


                                             /s/ David King & Co.

                                             David King & Co.